Exhibit 10.6
Directors Compensation
Effective January 1, 2009, compensation for each non-employee director of the Company is as follows:
(i)	$20,000 in cash;
(ii)	7,500 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant; and
(iii)
1,000 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan for serving as the Audit Committee Chairperson, with 50% vesting on each of the first two anniversaries of the date of grant.